SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

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             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. 2)(1)


    Reading International Inc. (previously known as Citadel Holdings Corp.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  Class B Voting Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   755408200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 9, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 755408200                  13G                      Page 2 of  Pages 5


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


JMG Triton Offshore Fund Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Britis Virgin Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     233,040
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH        233,040
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


233,040
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


17.22%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


Co
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 755408200                     13G                    Page 3 of 5 Pages



Item 1(a).  Name of Issuer:


            Reading International, Inc. - previously known as Citadel Holdings Corp.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            550 Hope Street, Suite 1825
            Los Angeles, CA  90091
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            JMG Triton Offshore Fund Limited ("JMG")
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Citco Building
            Wickhams Cay, Road Town, Tortola
            British Virgin Island
            ____________________________________________________________________

Item 2(c).  Citizenship:



            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:



            ____________________________________________________________________

Item 2(e).  CUSIP Number:



            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 755408200                   13G                      Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          233,040
          ______________________________________________________________________

     (b)  Percent of class:
          17.22%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:
                                                          0
          (i)   Sole power to vote or to direct the vote_______________________,

                                                           233,040
          (ii)  Shared power to vote or to direct the vote_____________________,

                                                                      0
          (iii) Sole power to dispose or to direct the disposition of__________,

                                                                        233,040
          (iv)  Shared power to dispose or to direct the disposition of________



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


          N/A
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


          N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


               JMG  does not hold  the  subject  securities  as part of a group.
          However, Pacific Assets Management, LLC serves as JMG's investment manager and has the power to determine whether or when such securities will be sold.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


           N/A
          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       January 17, 2002
                                       -----------------------------------------
                                                       (Date)


                                        /s/ Kieran Conroy
                                       -----------------------------------------
                                                     (Signature)


                                       Kieran Conroy
                                       Director of JMG Triton Offshore Fund Ltd.
                                       -----------------------------------------
                                                     (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).